Exhibit 15.2

October 25, 2024

Prologis, L.P.

San Francisco, California

Re: Registration Statement Nos. 333-237366 and 333-267431 on Form S-3; Registration Statement No. 333-267174 on Form S-4; and Registration Statement No. 333-100214 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 25, 2024 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Denver, Colorado